Form N-SAR
Exhibit 77C  Proxy Votes

On May 12, 2004, the shareholders of the EQ/Technology Portfolio approved a Plan of Reorganization and Termination pursuant to which the Portfolio is to be merged into AXA Premier VIP
Technology Portfolio at the close of business on May 14, 2004.
The results of the shareholder vote are as follows:


For				Against				Withheld
67,537,294.162			4,014,196.362			3,567,719.444








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